Exhibit 99.1

Ur-Energy Releases 2017 Q2 Results

Littleton, Colorado (PR Newswire – July 28, 2017) Ur-Energy Inc. (NYSE American:URG, TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Form 10-Q for the quarter ended June 30, 2017, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com.

Ur-Energy Chairman Jeff Klenda observed, “Once again, we lowered our average cost per pound sold by supplementing production with low-cost purchases and delivering those pounds into our high-priced, long-term, sales contracts. This strategy has enabled us to build inventory, generate cash and develop our second mine unit, which is on time and under budget. In times of persistently low uranium prices, we have and will continue to take full advantage of our high-priced sales contracts, which continue into the next decade.”

Lost Creek Production and Sales

During the three months ended June 30, 2017, a total of 65,257 pounds of U3O8 were captured within the Lost Creek plant. 70,833 pounds were packaged in drums and 74,406 pounds of the drummed inventory were shipped to the conversion facility. We sold 241,000 pounds of U3O8 during the period of which 210,000 pounds were purchased. Inventory, production and sales figures for the Lost Creek Project are presented in the following tables.

Production and Production Costs	Unit	2017 Q2	2017 Q1	2016 Q4	2016 Q3	2017 YTD

Pounds captured	lb	65,257	79,340	103,558	141,774	144,597
Ad valorem and severance tax	$000	$227	$241	$247	$552	$468
Wellfield cash cost (1)	$000	$599	$889	$864	$858	$1,488
Wellfield non-cash cost (2)	$000	$780	$776	$777	$778	$1,556
Ad valorem and severance tax per pound captured	$/lb	$3.48	$3.04	$2.39	$3.89	$3.23
Cash cost per pound captured	$/lb	$9.18	$11.20	$8.34	$6.05	$10.29
Non-cash cost per pound captured	$/lb	$11.95	$9.78	$7.50	$5.49	$10.76

Pounds drummed	lb	70,833	74,382	111,049	145,893	145,215
Plant cash cost (3)	$000	$1,270	$1,488	$1,336	$1,564	$2,758
Plant non-cash cost (2)	$000	$491	$491	$493	$495	$982
Cash cost per pound drummed	$/lb	$17.89	$20.00	$12.03	$10.72	$18.99
Non-cash cost per pound drummed	$/lb	$6.93	$6.60	$4.44	$3.40	$6.77

Pounds shipped to conversion facility	lb	74,406	72,643	98,775	149,540	147,049
Distribution cash cost (4)	$000	$26	$47	$68	$86	$73
Cash cost per pound shipped	$/lb	$0.35	$0.65	$0.69	$0.58	$0.50

Pounds purchased	lb	210,000	200,000	-	-	410,000
Purchase costs	$000	$4,870	$4,015	$-	$-	$8,885
Cash cost per pound purchased	$/lb	$23.19	$20.08	$-	$-	$21.67

Notes:

[1]	Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight line basis so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.
[3]	Plant cash costs include all plant operating costs and site overhead costs.
[4]	Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit	2017 Q2	2017 Q1	2016 Q4	2016 Q3	2017 YTD

Pounds sold	lb	241,000	250,000	100,000	200,000	491,000
U3O8 sales	$000	$11,797	$14,819	$3,270	$9,471	$26,616
Average contract price	$/lb	$48.95	$59.28	$32.70	$47.36	$54.21
Average spot price	$/lb	$-	$-	$-	$-	$-
Average price per pound sold	$/lb	$48.95	$59.28	$32.70	$47.36	$54.21

U3O8 cost of sales (1)	$000	$6,573	$6,295	$3,082	$5,818	$12,868
Ad valorem and severance tax cost per pound sold	$/lb	$4.26	$4.00	$2.98	$3.09	$4.09
Cash cost per pound sold	$/lb	$31.54	$26.12	$18.27	$17.50	$28.18
Non-cash cost per pound sold	$/lb	$19.13	$15.48	$9.57	$8.50	$16.90
Cost per pound sold - produced	$/lb	$54.93	$45.60	$30.82	$29.09	49.15
Cost per pound sold - purchased	$/lb	$23.19	$20.08	$-	$-	21.67
Average cost per pound sold	$/lb	$27.26	$25.18	$30.82	$29.09	$26.21

U3O8 gross profit	$000	$5,224	$8,524	$188	$3,653	13,748
Gross profit per pound sold	$/lb	$21.68	$34.10	$1.88	$18.27	28.00
Gross profit margin	%	44.3%	57.5%	5.7%	38.6%	51.7%

Ending Inventory Balances
Pounds
In-process inventory	lb	19,010	28,164	29,891	57,647
Plant inventory	lb	10,446	14,019	12,274	-
Conversion facility inventory	lb	160,094	113,528	84,689	84,808
Total inventory	lb	189,550	155,711	126,854	142,455

Total cost
In-process inventory	$000	$352	$712	$897	$866
Plant inventory	$000	$479	$670	$461	$-
Conversion facility inventory	$000	$6,620	$4,379	$2,751	$2,539
Total inventory	$000	$7,451	$5,761	$4,109	$3,405

Cost per pound
In-process inventory	$/lb	$18.46	$25.28	$30.01	$15.02
Plant inventory	$/lb	$45.85	$47.79	$37.56	$-
Conversion facility inventory	$/lb	$41.35	$38.57	$32.48	$29.94

Note:

[1]	Cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Cost table) adjusted for changes in inventory values.

U3O8 sales of $11.8 million for 2017 Q2 were based on selling 241,000 pounds at an average price of $48.95 into term contract deliveries. We did not make any spot sales during the quarter. Of the 241,000 pounds sold, 31,000 were from produced inventory at a cost per pound sold of $54.93 and 210,000 were sold from purchased inventory at a cost per pound sold of $23.19. For the quarter, our cost of sales totaled $6.6 million at an average cost of $27.26 per pound.

The $54.93 cost per pound sold from produced inventory included a lower of cost or net realizable value $456 thousand adjustment to our combined inventory during the quarter. The adjustment was largely driven by the fixed nature of our non-cash costs, which do not change regardless of the quantity of pounds produced, and was charged to the cost of sales for the quarter. During the quarter, we only sold 31,000 pounds from production and the charge amounted to an additional $14.71 per pound sold from produced inventory. Before the adjustment, our total cost per pound sold from produced inventory was $40.13 and the cash cost component was $24.16 per pound sold.

The gross profit from the sale of produced uranium for the quarter was $0.1 million, which represents a gross profit margin of approximately four percent. Gross profit from the sale of purchased uranium was $5.1 million, which represents a gross margin of approximately 51%. Total gross profit was $5.2 million, or approximately 44%.

Total Cost Per Pound Sold Reconciliation [1]	Unit	2017 Q2	2017 Q1	2016 Q4	2016 Q3	2017 YTD

Ad valorem & severance taxes	$000	$227	$241	$247	$552	$468
Wellfield costs	$000	$1,379	$1,665	$1,641	$1,636	$3,044
Plant and site costs	$000	$1,761	$1,979	$1,829	$2,059	$37,408
Distribution costs	$000	$26	$47	$68	$86	73
Inventory change	$000	$(1,690)	$(1,652)	$(703)	$1,485	$(3,342)
Cost of sales - produced	$000	$1,703	$2,280	$3,082	$5,818	$3,983
Cost of sales - purchased	$000	$4,870	$4,015	$—	$—	8,885
Total cost of sales	$000	$6,573	$6,295	$3,082	$5,818	12,868

Pounds sold produced	lb	31,000	50,000	100,000	200,000	81,000
Pounds sold purchased	lb	210,000	200,000	—	—	410,000
Total pounds sold	lb	241,000	250,000	100,000	200,000	491,000

Average cost per pound sold - produced (1)	$/lb	$54.93	$45.60	$30.82	$29.09	$49.17
Average cost per pound sold - purchased	$/lb	$23.19	$20.08	$-	$-	$21.67
Total average cost per pound sold	$/lb	$27.27	$25.18	$30.82	$29.09	$26.21

Note:

1	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Continuing Guidance for 2017

At the end of the second quarter of 2017, the average spot price of U3O8, as reported by Ux Consulting Company, LLC and TradeTech, LLC, was approximately $20.15 per pound. Market fundamentals have not changed sufficiently to warrant the accelerated development of Mine Unit 2 (“MU2”). We are developing MU2 at a controlled rate as approved by our Board of Directors in the first quarter which will allow us to produce at a level that will satisfy a portion of our term contracts.

For 2017, we have 600,000 pounds of U3O8 under contract at an average price of approximately $51 per pound. We purchased 410,000 pounds during the first two quarters of the year and will purchase 109,000 pounds in the third quarter for a total of 519,000 purchased pounds at an average cost of $21 per pound. The remaining 81,000 pounds were delivered from our produced inventory during the first two quarters of the year. We may make one small spot sale later this year, which will be delivered from Lost Creek production. The spot sale will significantly lower the average sales price from produced inventory that will be used to calculate the 2017 ad valorem and severance taxes, which are based on total mine production for the year, and thereby significantly lower the amount of taxes to be paid.

The 2017 Q3 production target for Lost Creek is between 60,000 and 70,000 pounds U3O8 dried and drummed. Full year 2017 production guidance is unchanged at between 250,000 and 300,000 pounds. We do expect to bring the first MU2 header house on line in 2017 Q3, but our production rate may be adjusted based on continuing operational matters and other indicators in the market.

As at July 26, 2017, our unrestricted cash position was $7.6 million

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than two million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO
866-981-4588
Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of Lost Creek production, including meeting production projections; ability to maintain controlled production and development at Lost Creek; ability to deliver into existing contractual obligations through a balance of production and purchased pounds) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.